Exhibit A

JOINT FILING STATEMENT

I, the undersigned, hereby express my agreement that the attached Schedule 13D (and any amendments thereto) relating to the Common Stock of Eiger BioPharmaceuticals, Inc. is filed on behalf of each of the undersigned.

Date: January 29, 2019

INTERWEST PARTNERS X, L.P.

By:	InterWest Management Partners X, LLC
Its:	General Partner

By:	/s/ Arnold L. Oronsky
ARNOLD L. ORONSKY
Managing Director

INTERWEST MANAGEMENT PARTNERS X, LLC

By:	/s/ Arnold L. Oronsky
ARNOLD L. ORONSKY
Managing Director

/s/ Gilbert H. Kliman
Gilbert H. Kliman

/s/ Arnold L. Oronsky
Arnold L. Oronsky

/s/ Khaled A. Nasr
Khaled A. Nasr

/s/ Karen A. Wilson
Karen A. Wilson, Attorney-in-Fact for Keval Desai